UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2024

TELOMIR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	001-41952	87-2606031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

855 N Wolfe Street, Suite 601 Baltimore, Maryland	21205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 864-2558

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	TELO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Nathan Fuentes

On June 18, 2024, Telomir Pharmaceuticals, Inc. (the “Company”) and Nathen Fuentes entered into a Confidential Separation and Mutual General Release Agreement (the “Separation Agreement”) whereby both the Company and Mr. Fuentes mutually agreed that Mr. Fuentes’ employment as a Chief Financial Officer of the Company would end as of June 18, 2024. Provided that Mr. Fuentes does not revoke the acceptance of the Separation Agreement and complies with the terms therein, the Company shall (i) pay Mr. Fuentes from the date thereof an aggregate of $62,500 in equal installments over three months on the Company’ regular payroll schedule and (ii) permit any options granted to Mr. Fuentes for the purchase of shares of Company stock pursuant to the Company’s 2023 Omnibus Incentive Plan to remain exercisable until the expiration date set in such option grants. The resignation of Mr. Fuentes was not based on any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Appointment of Michelle Yanez

Michelle Yanez, MBA

On June 18, 2024, the Board of the Company appointed Michelle Yanez, MBA as the Chief Financial Officer, of the Company.

Below is Ms. Yanez’s biography:

Michelle Yanez, MBA has served as our part-time Corporate Controller since May 2022. Ms. Yanez has served as the Chief Financial Officer of MIRA Pharmaceuticals, Inc., a publicly traded pre-clinical-stage pharmaceutical company with two neuroscience programs targeting a broad range of neurologic and neuropsychiatric disorders (Nasdaq: MIRA) since May 2023. Ms. Yanez is a senior financial executive with over 25 years of experience in public and privately held biotech, pharmaceutical, and life science companies. Ms. Yanez’ experience includes a broad range of responsibilities in a highly complex and regulated market. She also brings deep corporate governance experience through her work with corporate boards, including audit and finance committees. From May 2002 until its acquisition in April 2022, Ms. Yanez held various leadership positions at BioDelivery Sciences International, Inc. (Nasdaq: BDSI). In her role, she led financial offerings, managed due diligence for product acquisitions and financings and managed finance documents and filings for the tender offer, leading to the acquisition of BioDelivery Sciences in April 2022. Ms. Yanez also serves as a non-employee director of Inhibitor Therapeutics, Inc. (OTCQB: INTI), a publicly traded pharmaceutical development company focused on therapeutics for certain cancers and non-cancerous proliferation disorders, since December 2022. Ms. Yanez is also Co-Founder and Chief Financial Officer of Santander Pharma Consulting, a privately held life sciences consulting firm that provides business development and commercial strategy services to pharmaceutical, medical device, and life science companies offering guidance throughout all stages of commercial development, from inception to product launch, since February 2024. Ms. Yanez earned her B.A. in Business Management from University South Florida and further distinguished her acumen with an MBA in Strategic Leadership from Rutgers School of Business, Cum Laude.

On June 18, 2024, pursuant to Ms. Yanez’s appointment as Chief Financial Officer, the Company entered into an employment agreement with Ms. Yanez (the “CFO Employment Agreement”). The CFO Employment Agreement is not for a definite time period, but rather, will continue until terminated in accordance with its terms. Pursuant to the CFO Employment Agreement, Ms. Yanez will earn $137,500 per year. Ms. Yanez shall also be entitled to a sign-on bonus for her services related to the Change of Control of the Company. In addition, Ms. Yanez shall be eligible to receive a discretionary annual bonus based on his achievement of performance objectives as mutually agreed between Ms. Yanez and the Board. The CFO Employment Agreement further provides that Ms. Yanez is entitled to receive a long-term incentive bonus and participate in any employee benefit plans that the Company has adopted or may adopt. Ms. Yanez will not receive any equity compensation in connection with his appointment as CFO of the Company.

The CFO Employment Agreement is qualified in its entirety by reference to the text of the CFO Employment Agreement, a copy of which is attached hereto as Exhibit 10.1. The CFO Employment Agreement contains standard covenants related to confidentiality, non-solicitation and non-disparagement

Ms. Yanez has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Ms. Yanez and any other director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company and there are no arrangements or understandings between her and any other persons pursuant to which she was or is to be selected as an officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Michelle Yanez, dated June 18, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOMIR PHARMACEUTICALS, INC.

Date: June 21, 2024	By:	/s/ Christopher Chapman, Jr., MD
Christopher Chapman, Jr., MD
Chief Executive Officer